                                                                     EXHIBIT 5.1


COOLEY GODWARD LLP             ATTORNEYS AT LAW              San Francisco, CA
                                                             415 693-2000

                                                             Palo Alto, CA
                               2595 Canyon Boulevard,        650 843-5000
                               Suite 250
                               Boulder, CO                   Menlo Park, CA
                               80302-6737                    650 843-5000
                               Main     303 546-4000
                               Fax      303 546-4099         San Diego, CA
                                                             619 550-6000

                               www.cooley.com                Denver, CO
                                                             303 606-4800

                               JAMES C. T. LINFIELD
                               303 546-4010
                               linfieldjct@cooley.com

October ____, 1999

Exactis.com, Inc.
707 - 17th Street, Suite 2850
Denver, Colorado 80202

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Exactis.com, Inc. (the "Company") of a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), including a prospectus to be filed with the Commission pursuant to Rule 424(b) of Regulation C promulgated under the Securities Act of 1933, as amended, and the underwritten public offering of up to _____________ shares of the Company's Common Stock (the "Shares"), and _______ shares for which the underwriters have been granted an over-allotment option.

In connection with this opinion, we have (i) examined and relied upon the Registration Statement, and (ii) reviewed the Company's Certificate of Incorporation and Bylaws, as amended and as proposed to be amended prior to the closing of the public offering, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment were necessary or appropriate to enable us to render the opinion expressed below, and (iii) assumed that the Shares to be sold to the underwriters by the Company will be sold at a price established by the Board of Directors of the Company or the Pricing Committee thereof in accordance with Section 153 of the Delaware General Corporation Law, and we have undertaken no independent verification with respect thereto.

On the basis of the foregoing and in reliance thereon, we are of the opinion that the Shares (when issued and paid for in accordance with the underwriting agreement filed as an exhibit to the Registration Statement) will be, validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.


Very truly yours,

Cooley Godward LLP



By:
   -------------------------------
    James C. T. Linfield